Exhibit 15.2

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C., USA
20549-7561

Ladies and Gentlemen:

We have read the paragraphs contained within the section entitled “Change in Registrant’s Certifying Accountant” of the Annual Report on Form 20-F of Vale S.A. dated March 27, 2014, in response to Item 16F(a) of Form 20-F. We are in agreement with the statements contained therein.

/s/ Ivan Michael Clark
Ivan Michael Clark
Engagement Leader

PricewaterhouseCoopers Auditores Independentes
Rio de Janeiro, Brazil
March 27, 2014